USA Truck Announces First Quarter Results

VAN BUREN, ARKANSAS    May 6, 2013

USA Truck, Inc. (NASDAQ: USAK) today announced financial and operating results for the quarter ended March 31, 2013.

Financial Results

Base revenue of $104.9 million for the quarter ended March 31, 2013, increased 7.2 % from $97.8 million for the same quarter of 2012.  We incurred a net loss of $2.5 million ($0.24 per share) for the quarter ended March 31, 2013, compared to a net loss of $4.9 million ($0.47 per share) for the same quarter of 2012.

Operating Environment

John Simone, President and CEO, offered the following comments:  “Overall Company base revenue improved by 7.2% and operating costs were held to an increase of 3.5%, thus improving operating margin by over 400 basis points.  Our operational execution continues to improve, helping us overcome difficult weather conditions across our operating areas and fewer business days due to leap year and an early Easter.  We are pleased with our progress, and our top priority is returning to profitability as quickly as possible and restoring shareholder value.

Asset-Based Trucking Operations

“Our Trucking segment led the way with a 50.0% improvement in operating results on revenue growth of 5.1% while expenses grew at 1.0%, yielding a 550 basis point improvement.

“The yield management initiatives we began implementing during 2012 are gradually improving our freight network.  Our loaded length-of-haul increased by 11.8%, and our rate per total mile simultaneously improved by 2.7%.  Operationally, we executed better, improving miles per seated truck per week by 2.7%, as we continue to focus on asset productivity.

“Most costs associated with our Trucking segment were lower due to a variety of cost control initiatives, including efforts to reduce driver turnover which improved by 22.6 percentage points year over year.  We believe significant opportunities exist to remove costs from our operations.  Those opportunities are in the areas of equipment operating costs, fuel consumption and safety (in fact, most of the year-over-year increase in insurance and claims dollars was the result of a single claim occurring on the final working day of the quarter).  We are conducting a broad assessment of our processes in those three areas, among others, and are designing and deploying initiatives that we believe will unlock the earnings leverage in our Trucking model.

Non-Asset Based Operations

“Our SCS segment produced operating income of $1.3 million, and experienced 22.0% base revenue growth, when compared to the same quarter of the prior year.  However, less favorable conditions in the marketplace, particularly among seasonal spring shippers, led to slightly compressed gross margins (14.1% vs. 14.4%).  Operating margins were further eroded due to an expanded infrastructure to facilitate long-term growth, and we experienced elevated bad debt expense during the quarter.  Intermodal experienced better year-over-year results, but remained immaterial to our overall financial results.

Balance Sheet and Liquidity

“We believe our balance sheet and sources of liquidity remain adequate to support our operating needs for the foreseeable future.  At March 31, 2013, our outstanding debt, less cash, represented 57.5% of our total capitalization, compared to 48.9% at March 31, 2012.  At March 31, 2013, we were in compliance with our five-year $125.0 million revolving credit facility and had approximately $15.2 million of available borrowing capacity (net of the minimum availability we are required to maintain of approximately $18.8 million).  For the three months ended March 31, 2013, we incurred net capital expenditures of approximately $11.0 million.  Our 2013 operating plan anticipates capital expenditures, net of proceeds on sale of assets, of approximately $36.3 million for the remainder of the year.

Conclusion

“Since my arrival at USA Truck in mid-February, I have spent a great deal of time gaining a better understanding of our opportunities, both in the corporate offices and in the field visiting our customers, suppliers and remote Company facilities.  I have been very encouraged by the quality of our Company’s assets, customers and people.  I believe there is a strong foundation and, as this earnings report points out, positive momentum.  We expect to build upon that foundation and momentum by adding greater clarity, focus and execution.  Our strategy: return to profitability and restore shareholder value through operational excellence, profitable revenue growth and cost efficiencies.  We have identified, developed and begun executing high-leverage activities in each of these critical areas.  We look forward to reporting our progress in future communications.”

A conference call and live slide presentation to discuss first quarter earnings will be held on Monday, May 6, 2013, at 10:00 a.m., central time. Individuals desiring to listen to the call may dial in at 1-800-351-6807 (U.S. / Canada) and 1-334-323-7224 (International), access code 541247.  The live slide presentation may be accessed using the following link: https://www.yourcall.com/webecho/GuestLogin.aspx?ConfRef=78215399&Pin=1533

For a period of time following the call, individuals will be able to access the presentation materials and listen to the audio recording of the call at our website, www.usa-truck.com, under the “Presentations” tab of the “Investors” menu.

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three-month periods indicated:
USA TRUCK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	(in thousands, except per share data)
	Three Months Ended
	March 31,
	2013	2012
Revenue:	(unaudited)
Trucking revenue	$79,793	$75,937
Strategic Capacity Solutions revenue	21,459	17,595
Intermodal revenue	3,635	4,291
Base revenue	104,887	97,823
Fuel surcharge revenue	27,140	25,850
Total revenue	132,027	123,673

Operating expenses and costs:
Fuel and fuel taxes	35,595	34,770
Salaries, wages and employee benefits	35,567	35,514
Purchased transportation	30,478	26,978
Depreciation and amortization	10,915	11,157
Operations and maintenance	11,508	10,931
Insurance and claims	5,389	4,882
Operating taxes and licenses	1,007	1,507
Communications and utilities	1,086	1,023
Gain on disposal of assets, net	(389)	(542)
Other	3,698	4,089
Total operating expenses and costs	134,854	130,309
Operating loss	(2,827)	(6,636)
Other expenses (income):
Interest expense	837	986
Other, net	(54)	(75)
Total other expenses, net	783	911
Loss before income taxes	(3,610)	(7,547)
Income tax benefit	(1,136)	(2,674)
Net loss	$(2,474)	$(4,873)

Per share information:
Average shares outstanding (Basic)	10,305	10,300
Basic loss per share	$(0.24)	$(0.47)
Average shares outstanding (Diluted)	10,305	10,300
Diluted loss per share	$(0.24)	$(0.47)

The following table includes key operating results and statistics for our three operating segments:
	Three Months Ended
	March 31,
	2013	2012
	(unaudited)
Trucking:
Operating loss (in thousands) (1)	$(3,978)	$(7,956)
Operating ratio (2)	105.0%	110.5%
Total miles (in thousands) (3)	54,618	53,360
Empty mile factor	11.0%	11.8%
Base Trucking revenue per loaded mile	$1.642	$1.613
Average number of in-service tractors (4)	2,206	2,230
Unseated tractor percentage	4.1%	5.9%
Average number of seated tractors (5)	2,116	2,099
Average miles per seated tractor per week	2,008	1,955
Base Trucking revenue per seated tractor per week	$2,933	$2,783
Average loaded miles per trip	589	527
Strategic Capacity Solutions:
Operating income (in thousands) (1)	$1,282	$1,544
Gross margin (6)	14.1%	14.4%
Intermodal:
Operating loss (in thousands) (1)	$(131)	$(224)
Gross margin (6)	14.0%	21.5%

(1)    Operating (loss) income is calcuated by deducting total operating expenses from total revenues.
(2)    Operating ratio is calcuated by dividing total operating expenses, net of fuel surcharge, by base revenue.
(3)    Total miles include botht loaded and empty miles.
(4)    Tractors include Company-operated tractors in service, plus tractors operated by independent contractors.
(5)    Seated tractors are those occupied by drivers.
(6)    Gross margin is calculated by taking total revenue less purchased transportation expense and dividing that amount by total revenue.  This calcuation includes intercompany revenues and expenses.

Financial information in this press release is preliminary and based upon information available to the Company as of the date of this press release.  As such, this information remains subject to the completion of normal quarter-end closing and interim review procedures which could result in changes, some of which could be material, to the preliminary information provided in this press release.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a transportation and logistics provider headquartered in Van Buren, Arkansas, with terminals, offices and staging facilities located throughout the United States.  We transport commodities throughout the continental U.S. and into and out of portions of Canada. We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions and Intermodal service offerings provide customized transportation solutions using the latest technological tools available and multiple modes of transportation.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: JOHN SIMONE, President and Chief Executive Officer – (479) 471-2633 or CLIFF BECKHAM, Executive Vice President and Chief Financial Officer – (479) 471-2672